UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2008

Kirkland's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	000-49885	621287151
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

431 Smith Lane, Jackson, Tennessee		38301
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	731-988-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 10, 2008, Kirkland's, Inc. (the "Company") issued a press release announcing the purchase of 3,849,032 shares of the Company’s common stock by three of the Company’s directors and two members of its senior management team from investment funds affiliated with Advent International Corporation, for approximately $7.5 million. The purchase was completed on September 22, 2008.

Carl Kirkland, co-founder and director of the Company, purchased approximately 3.5 million shares, which brings his ownership to 24.5% of the Company’s outstanding common stock. The remainder of the shares were purchased by Robert E. Alderson, the Company’s President and Chief Executive Officer, W. Michael Madden, the Company’s Senior Vice President and Chief Financial Officer, and independent directors Ralph T. Parks and Murray M. Spain.

The Company’s Board of Directors approved the purchase for purposes of the Tennessee Business Combination Act, which imposes limitations on shareholders who acquire 10% or more of a Tennessee corporation’s shares without Board approval. As a condition of such approval, the purchasers agreed that in the event of a future business combination which, absent the Board’s approval, would have been subject to the provisions of the Business Combination Act, Mr. Kirkland and each other purchaser whose beneficial ownership of shares could be required to be combined with Mr. Kirkland’s will not proceed with the business combination without the approval of a majority of the independent, disinterested members of the Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following is filed as an exhibit to this current report:

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

September 22, 2008	By:	/s/ W. Michael Madden

Name: W. Michael Madden
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 10, 2008 announcing the purchase of stock by certain of the Company’s directors and officers